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                                                                    EXHIBIT 16.1

                                                                    [LETTERHEAD]

                                October 10, 1996



Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, D.C. 20549

         Re: Inland Casino Corporation, formerly Twin Creek Exploration Company, Inc., File Ref. No. 0-11532

Ladies and Gentlemen:

     We were previously the principal accountants for Inland Casino Corporation, formerly Twin Creek Exploration Company, Inc. and, under the date of October 20, 1994, we reported on the consolidated financial statements of Twin Creek Exploration Company, Inc., and subsidiary as of and for the years ended September 30, 1994 and 1993. On May 23, 1995 our appointment as principal accountant was terminated.

     We have read the disclosures set forth under (i) Item 8 of the Annual Report on Form 10-KSB of Inland Casino Corporation (the "Company") for the fiscal year ended June 30, 1996 and (ii) the caption "Relationship of the Company with Independent Public Accountants" in the Company's definitive Proxy Statement relating to the Annual Meeting of Shareholders scheduled to be held in December 1996, regarding the change in accountants and are in agreement with the statements contained therein insofar as they relate to our firm.

                                          Sincerely,

                                          Tanner + Co.